October 1, 2019

Shenkman Capital Management, Inc.

461 Fifth Avenue

22nd Floor

New York, NY 10017-6283

Amended and Restated

Investment Advisory Agreement For Subadviser

Harbor Convertible Securities Fund

Dear Sirs:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, 34th Floor, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor Convertible Securities Fund (the “Fund”). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

SHENKMAN CAPITAL MANAGEMENT, INC.

HARBOR CONVERTIBLE SECURITIES FUND

OCTOBER 1, 2019

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2. Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information and any investment guidelines or other instructions received in writing from the Adviser. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser. You shall also exercise or direct the exercise of any privilege or right attaching to that portion of the Fund’s assets that are allocated to you, including corporate actions.

The Board has delegated to you discretionary authority to exercise voting rights with respect to all proxies solicited by or with respect to the issuers of securities and other investments in the portion of the assets of the Fund managed by you. You shall be responsible for the administration of the proxy voting process and exercise these voting rights or refrain from voting in accordance with your then-current proxy voting policy, procedures and/or guidelines, as provided to us from time to time and based on the best interests of the Fund’s shareholders. You are authorized to instruct the Fund’s custodian as necessary in order for you to receive proxies and shareholder communications relating to securities held in the portion of the Fund’s assets managed by you. You will maintain appropriate records detailing your voting of proxies on behalf of the Fund and, upon the Adviser’s reasonable request, will provide a report setting forth the names of the issuers, proposals voted on, how the Fund’s shares were voted and your resolution of any conflicts of interest.

The Adviser shall provide you with written statements of the Declaration of Trust; the By-Laws; the Fund’s written investment objectives and policies; the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and Investment Advisers Act and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended, and the Investment Company Act; provided that the Adviser shall retain its oversight responsibilities with respect to the Fund’s compliance with the foregoing laws, rules and regulations.

SHENKMAN CAPITAL MANAGEMENT, INC.

HARBOR CONVERTIBLE SECURITIES FUND

OCTOBER 1, 2019

You shall maintain written compliance policies and procedures that are reasonably designed to prevent violation by you and, in connection with carrying out your duties to the Fund hereunder, the Fund of applicable federal securities laws (as defined in Rule 38a-1 under the Investment Company Act). You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees that the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser promptly upon detection of any material breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, including the Investment Company Act and Subchapter M of the Code, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally that, in each case, could have a material adverse effect on the Fund or the provision of your services hereunder.

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you; provided, however, that you (i) shall not be required to transfer any material that is not legally required to be maintained by or on behalf of the Fund and that constitutes your proprietary information and analyses (except as may be required by law or legal process); and (ii) may retain copies of such records, which shall remain confidential as they relate to the Trust.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to meet with the Trustees and the Trust’s or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in Section 4.

SHENKMAN CAPITAL MANAGEMENT, INC.

HARBOR CONVERTIBLE SECURITIES FUND

OCTOBER 1, 2019

The Adviser and the Trust understand and agree that nothing contained in this Agreement shall be deemed to impose upon you any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund’s account any security or other asset that you or your employees or affiliates may purchase or sell for your or their own account or for the account of any other client, if in your sole discretion it is for any reason undesirable or impracticable to take such action or make such recommendation for the Fund’s account.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. Other than as herein specifically indicated, you will not be required to pay any expenses of the Fund.

4.

Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Prospectus and Statement of Additional Information by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

You may not serve as investment adviser or subadviser to another publicly offered, U.S. open-end mutual fund that is in direct competition with the Fund for a period of five years from the date of this Agreement. This exclusive arrangement shall terminate if the Advisor, the Board of Trustees or the shareholders of the Fund terminate this Agreement for any reason. For purposes of this paragraph, direct competition means single-manager (which would include a fund with a single subadviser) U.S. open-end mutual funds focusing primarily on convertible securities. Notwithstanding the foregoing, you reserve the right to terminate this exclusive arrangement after four and one-half years from the date hereof if: (1) the Fund’s performance for the three year period ending four years after the Fund commenced operations (measured only at the end of such period) (i) is in the top third of a reasonably constituted peer group of similar open-end mutual funds and (ii) exceeds that of its benchmark index, (2) your firm has been reasonably supportive of our marketing efforts, and (3) the Fund has not utilized at least 20% of the allocated capacity by four years from the date the Fund commenced operations.

5.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of portfolio securities for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment securities by the Fund, other than the compensation provided for in this Agreement, except as permitted

SHENKMAN CAPITAL MANAGEMENT, INC.

HARBOR CONVERTIBLE SECURITIES FUND

OCTOBER 1, 2019

by the Investment Company Act and approved by the Board of Trustees. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

6.

Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement. The Adviser shall indemnify you for any damages and related expenses incurred by you as a result of the performance of your duties hereunder, unless the same shall result from your willful misfeasance, bad faith, gross negligence or a reckless disregard of your obligations and duties under this Agreement.

SHENKMAN CAPITAL MANAGEMENT, INC.

HARBOR CONVERTIBLE SECURITIES FUND

OCTOBER 1, 2019

7.

Duration and Termination of this Agreement. This Agreement shall remain in force until October 1, 2020 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulations or order.

8.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

10.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.

Notices. All communications and notices required or permitted to be sent under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or other electronic means (which is confirmed), by registered or certified mail (postage prepaid, return receipt requested) or by overnight delivery service to the addresses set forth below or other such address as either party may specify in writing to the other.

SHENKMAN CAPITAL MANAGEMENT, INC.

HARBOR CONVERTIBLE SECURITIES FUND

OCTOBER 1, 2019

If to the Adviser:

Harbor Capital Advisors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606

Attn: Legal and Compliance Department

Fax: (312) 443-4250

E-mail: compliance@harborfunds.com

With a copy to:

Erik D. Ojala, Esq.

At the same address

Fax: (312) 443-4153

E-mail: erik.ojala@harborfunds.com

If to the sub-investment adviser

Shenkman Capital Management, Inc.

461 Fifth Avenue, 22nd Floor

New York, NY 10017

Attn: Mark R. Shenkman

Fax: (212) 867-9106

E-mail: mark.shenkman@shenkmancapital.com

With a copy to:

Richard H. Weinstein, Esq.

At the same address

Fax: (212) 292-0057

E-mail: richard.weinstein@shenkmancapital.com

12.	Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to the Trust with respect to transactions by the Fund in securities or other assets.

13.

Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is authorized by the Fund or the Adviser or is otherwise required by law or legal process; provided, however, that you may disclose such non-public information to any of your service providers that you reasonably believe will maintain the confidentiality of such non-public information and you promptly notify the Adviser of your relationship with that service provider and provide the Adviser with information about the identity of the service provider

SHENKMAN CAPITAL MANAGEMENT, INC.

HARBOR CONVERTIBLE SECURITIES FUND

OCTOBER 1, 2019

and the nature of the services provided to you by that service provider. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own benefit to the detriment of the Fund. For the avoidance of doubt, “non-public information” regarding the Fund shall not include information that (i) was or becomes generally available to the public other than as a result of disclosure by you in violation of this Agreement, (ii) was or becomes available to you on a non-confidential basis from a third party provided that such third party is not, to your knowledge, itself in violation of an obligation of confidentiality regarding the Fund, or (iii) was in your possession without any obligation of confidentiality.

14.

Disclosure Statement The Adviser acknowledges receipt of your Form ADV, Part II, as required by Rule 204-3 under the Investment Company Act. If the Adviser has not received the Form ADV, Part II more than 48 hours prior to the date of execution if this Agreement, the Adviser understands that it may terminate this Agreement without penalty within five (5) business days after such date of execution, provided that any investment action taken by you with respect to the Fund’s account prior to any such termination will be at the Fund’s risk.

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If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR CONVERTIBLE SECURITIES FUND

By:
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:
Erik D. Ojala, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

SHENKMAN CAPITAL MANAGEMENT, INC.

By:

Name:

Title: